                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                        iXOS Software Aktiengesellschaft
-------------------------------------------------------------------------------
                                (Name of Issuer)

                             Bearer Ordinary Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    46600V108
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                 85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                        Authorized to Receive Notices and
                                 Communications)

                                October 31, 1998
-------------------------------------------------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_]

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------
4.       Source of Funds

         AF-WC-OO

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                 [X]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         New York

--------------------------------------------------------------------------------

              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       616,905
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             616,905


PERSON WITH
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         616,905

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         16.2%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         BD-PN-IA

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------
4.       Source of Funds

         AF-OO

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       616,905
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             616,905


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         616,905

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         16.2%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         HC-PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         GS Capital Partners II, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------

4.       Source of Funds

         WC

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       374,162
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             374,162


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         374,162

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.8%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         GS Advisors, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------

4.       Source of Funds

         AF

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       374,162
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             374,162


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         374,162

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.8%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         GS Capital Partners II Offshore, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------

4.       Source of Funds

         WC

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Cayman Islands

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       148,745
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             148,745


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         148,745

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108

--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above Per

         GS Advisors II (Cayman), L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------
4.       Source of Funds

         AF

--------------------------------------------------------------------------------

5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Cayman Islands

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       148,745
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             148,745


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         148,745

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         GS Capital Partners II (Germany) Civil Law Partnership

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------
4.       Source of Funds

         WC

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                 [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Germany

--------------------------------------------------------------------------------

              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       13,801
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             13,801


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,801

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         Goldman, Sachs & Co. oHG

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------

4.       Source of Funds

         AF

--------------------------------------------------------------------------------

5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Germany

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       13,801
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             13,801


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,801

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         Stone Street Fund 1997, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------

4.       Source of Funds

         WC

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       40,143
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             40,143


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         40,143

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.1%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         Bridge Street Fund 1997, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only

--------------------------------------------------------------------------------
4.       Source of Funds

         WC

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       19,491
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             19,491


PERSON WITH
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,491

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

CUSIP No. 46600V108
--------------------------------------------------------------------------------
1.       Name of Reporting Person S.S. or I.R.S. Identification No. of Above
         Person

         Stone Street Asset Corp.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group              (a)  [_]
                                                                       (b)  [_]

--------------------------------------------------------------------------------
3.       SEC use only


--------------------------------------------------------------------------------

4.       Source of Funds

         AF

--------------------------------------------------------------------------------
5.       Check Box if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------
              7.       SOLE VOTING POWER
 NUMBER OF
                       0

  SHARES      ------------------------------------------------------------------
              8.       SHARED VOTING POWER

                       59,634
BENEFICIALLY
              ------------------------------------------------------------------
              9.       SOLE DISPOSITIVE POWER
  OWNED BY
                       0

    EACH      ------------------------------------------------------------------
              10.      SHARED DISPOSITIVE POWER

 REPORTING             59,634


PERSON WITH

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         59,634

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [_]

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.6%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         CO

ITEM 1.  SECURITY AND ISSUER.

         This statement on Schedule 13D relates to the Bearer Ordinary Shares, no par value (the "Bearer Ordinary Shares") and the American Depositary Shares, each representing one-fifth of one Bearer Ordinary Share (the "ADSs"), of iXOS Software Aktiengesellschaft, a German stock corporation (the "Company"). As used herein, the term "Shares" includes all Bearer Ordinary Shares, including those represented by ADSs.

         The principal executive offices of the Company are located at Bretonischer Ring 12, D-85630 Grasbrunn/Munich, Germany.

ITEM 2.  IDENTITY AND BACKGROUND.

         This statement is being filed by GS Capital Partners II, L.P. ("GS Capital II"), GS Capital Partners II Offshore, L.P. ("GS Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GS Germany"), Stone Street Fund 1997, L.P. ("1997 Stone") and Bridge Street Fund 1997, L.P. ("1997 Bridge" and together with GS Capital II, GS Offshore, GS Germany and 1997 Stone, the "Limited Partnerships"), Stone Street Asset Corp. ("Stone Asset"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors, L.P. ("GS Advisors"), GS Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs & Co. oHG ("GS oHG") and The Goldman Sachs Group, L.P. ("GS Group" and, together with Goldman Sachs,
GS Advisors, GS Advisors Cayman, GS oHG, Stone Asset and the Limited Partnerships, the "Filing Persons").(1)

         As of October 31, 1998, Goldman Sachs and GS Group may be deemed to beneficially own, through the Limited Partnerships, 596,342 Shares in the form of Bearer Ordinary Shares. In addition, as of October 31, 1998, Goldman Sachs and GS Group may be deemed to beneficially own 16,063 Shares in the form of 80,315 ADSs as a result of ordinary course trading activities. In addition, as of October 31, 1998, Goldman Sachs and GS Group may be deemed to beneficially own 4,500 Shares, 2,900 of which are in the form of 14,500 ADSs, held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts"). Goldman Sachs and GS Group each disclaim beneficial ownership of (i) Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) Shares held in Managed Accounts. Each of GS Capital II, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, and GS Germany, a German civil law partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Advisors, a Delaware limited partnership, is the sole general partner of GS Capital II. GS Advisors Cayman, a Cayman Islands exempted limited partnership, is the sole general partner of GS Offshore. GS oHG is the sole managing partner of GS Germany. 1997

--------
(1) Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purpose other than Section 13(d) of the Securities Exchange Act of 1934.

Stone and 1997 Bridge, each a Delaware limited partnership, were formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments. Stone Asset, a Delaware corporation, is the sole general partner of 1997 Stone and the sole managing general partner of 1997 Bridge. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman Sachs also serves as the investment manager for GS Capital II, GS Offshore and GS Germany. GS Group, one of the general partners of Goldman Sachs, owns a 99% interest in Goldman Sachs. GS Group is a Delaware limited partnership and holding partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The other general partner of Goldman Sachs is The Goldman, Sachs & Co. L.L.C., a Delaware limited liability company ("GS L.L.C.") which is wholly-owned by GS Group and The Goldman Sachs Corporation, a Delaware corporation ("GS Corp."). GS Corp. is the sole general partner of GS Group. The principal business address of each Filing Person (other than GS Offshore, GS Advisors Cayman, GS Germany and GS oHG), GS L.L.C. and GS Corp. is 85 Broad Street, New York, NY 10004. The principal business address for each of GS Offshore and GS Advisors Cayman is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

          The name, business address and present principal occupation or employment of each director of GS Corp. and GS L.L.C. and of each member of the executive committees of GS Corp., GS L.L.C., GS Group and Goldman Sachs are set forth in Schedule I hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and executive officer of GS Advisors, Inc. and GS Advisors II, Inc., each a Delaware corporation and the sole general partner of GS Advisors, L.P. and GS Advisors II (Cayman), L.P., respectively, are set forth in Schedules II-A-i and II-A-ii hereto respectively and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and executive officer of Stone Street Asset Corp., the sole general partner of Stone Street Fund 1997 L.P. and the managing general partner of Bridge Street Fund 1997 L.P., are set forth on Schedule II-B hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH, which is the sole managing general partner of GS oHG, are set forth in Schedule II-C and are incorporated herein by reference.

          During the last five years, none of the Filing Persons, or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth in Schedule III hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         On November 19, 1997, the Limited Partnerships acquired an aggregate of 596,342 Shares in the Company, for an aggregate consideration of DM 43,300,000.00, from the Company's two founders and members of the management board, Mr. Eberhard Farber and Mr. Hans Strack-Zimmermann. As a result of that transaction, GS Capital II owned 374,162 Shares, GS Offshore owned 148,745 Shares, GS Germany owned 13,801 Shares, 1997 Stone owned 40,143 Shares and 1997 Bridge owned 19,491 Shares.

         As of October 31, 1998, Goldman Sachs and GS Group may be deemed to beneficially own an aggregate of 16,063 Shares (in the form of 80,315 ADSs) as a result of ordinary course trading activities. In addition, as of October 31, 1998, Goldman Sachs and GS Group may be deemed to beneficially own 4,500 Shares, 2,900 of which are in the form of 14,500 ADSs, held in Managed Accounts. Schedules IV-A and IV-B reflect the transactions effected by Goldman Sachs in the ADSs and Bearer Ordinary Shares, respectively, during the period from September 1, 1998 through October 31, 1998, all of which were effected in the ordinary course of business. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from September 1, 1998 through October 31, 1998 was $15,368,449.74 and DM 117,899,909.70, respectively.

         The funds used by the Limited Partnerships to purchase the Shares as described above were obtained by such entities from capital contributions by their partners and from the available funds of such entities. The funds for ordinary course trading purchases came from Goldman Sachs' working capital. The funds used to purchase Shares for Managed Accounts came from client funds.

         None of the persons listed on Schedule I, Schedule II-A-i, II-A-ii, II-B or II-C hereto has contributed any funds or other consideration towards the purchase of the securities of the Company, except insofar as they may have partnership interests in any of the Filing Persons and have made capital contributions to any of the Filing Persons, as the case may be.

ITEM 4.  PURPOSE OF THE TRANSACTION.

         The Limited Partnerships purchased the Shares for the purpose of acquiring an equity interest in the Company. The Shares which may be deemed to be held by Goldman Sachs (other than shares which may be deemed beneficially owned through the Limited Partnerships) were acquired in the ordinary course of business of Goldman Sachs.

         Except as disclosed herein, none of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto has any present plans or intentions which would result in or relate to any of the transactions described in subparagraphs
(a) through (j) of Item 4 of Schedule 13D. In connection with the initial public offering of Shares in October 1998 (the "IPO"), the Limited Partnerships agreed not to sell or otherwise dispose of any Bearer Ordinary Shares or ADSs (or securities substantially similar to, convertible into, or exchangeable for, Bearer Ordinary Shares or ADSs) during the period beginning on the date of and continuing to and including the date six months after the pricing of the IPO on October 6, 1998 (the "Lock-up"). The Lock-up is further described in Item 6. The Limited Partnerships have certain registration rights with respect to the Bearer Ordinary Shares and ADSs that they hold, the terms of which are more fully described in Item 6.

         Engagement Letter. The Company and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs are retained as the Company's financial advisor to provide investment banking and financial advisory services, including in connection with any acquisitions, dispositions or financings. Pursuant to the engagement, the Company has agreed to reimburse Goldman Sachs for their out-of-pocket expenses and indemnify Goldman Sachs in connection with their services arising under the engagement.

         Each of the Filing Persons expects to evaluate on an ongoing basis the Company's financial condition, business, operations and prospects, the market price of the Common Stock, conditions in the securities markets generally, general economic and industry conditions and other factors. Accordingly, each Filing Person reserves the right to change its plans and intentions at any time, as it deems appropriate. In particular, the Filing Persons may purchase additional Shares or may sell Shares from time to time in public or private transactions and/or may enter into privately negotiated derivative transactions with institutional counterparties to hedge the market risk of some or all of its positions in the Shares or other securities. Any such transactions may be effected at anytime or from time to time (subject to any applicable limitations imposed on the sale of any of their Shares by the Securities Act of 1933, as amended (the "Securities Act"), and, in the case of sales by the Limited Partnerships, subject to the other restrictions described in Item 6). To the knowledge of each Filing Person, each of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto may make the same evaluation.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) As of October 31, 1998, GS Capital II owns beneficially, and its general partner, GS Advisors, may be deemed to own beneficially, 374,162 Bearer Ordinary Shares, representing in the aggregate approximately 9.8% of the outstanding Shares (as disclosed in the prospectus relating to the IPO(2) (the "Prospectus")).

         As of October 31, 1998, GS Offshore owns beneficially, and its general partner, GS Advisors Cayman, may be deemed to own beneficially, 148,745 Bearer Ordinary Shares, representing in the aggregate approximately 3.9% of the outstanding Shares (as based upon the Prospectus).

         As of October 31, 1998, GS Germany owns beneficially and its managing partner, GS oHG, may be deemed to own beneficially, 13,801 Bearer Ordinary Shares, representing in the aggregate approximately 3.9% of the outstanding Shares (as based upon the Prospectus).



___________

(2)  On November 2, 1998, pursuant to the Underwriting Agreement described in
     Item 6, the underwriters for the IPO fully exercised their over-allotment option. The percentages disclosed herein reflect the number of Shares outstanding after the exercise of the over-allotment option.

         As of October 31, 1998, 1997 Stone owns beneficially, and its general partner, Stone Asset, may be deemed to own beneficially, 40,143 Bearer Ordinary Shares, representing in the aggregate approximately 1.1% of the outstanding Shares (as based upon the Prospectus).

         As of October 31, 1998, 1997 Bridge owns beneficially, and its managing general partner, Stone Asset, may be deemed to own beneficially, 19,491 Bearer Ordinary Shares, representing in the aggregate approximately 0.5% of the outstanding Shares (as based upon the Prospectus).

         Based on information disclosed in the Prospectus, as of October 31, 1998, there were 3,713,997 Shares outstanding. Following the full exercise of the over-allotment option on November 2, 1998, there were 3,808,997 Shares outstanding.

         As of October 31, 1998, Goldman Sachs and GS Group may be deemed to beneficially own an aggregate of 616,905 Shares, including (i) 596,342 Bearer Ordinary Shares beneficially owned by the Limited Partnerships as described above, (ii) 16,063 Shares (in the form of 80,315 ADSs) beneficially owned by Goldman Sachs through its ordinary course trading activities, and (iii) 4,500 Shares (1,600 of which are in the form of Bearer Ordinary Shares, and 2,900 of which are in the form of 14,500 ADSs) held in Managed Accounts, representing in the aggregate approximately 16.2% of the outstanding Shares (as based upon the Prospectus). Goldman Sachs and GS Group disclaim beneficial ownership of (i) the Bearer Ordinary Shares and ADSs beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) the Shares held in Managed Accounts.

         None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto beneficially owns any Shares other than as set forth herein.

         (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of Shares beneficially owned by such Filing Person as indicated in pages 2 through 12 above.

         (c) Except as set forth in Item 3 and Schedules IV-A and IV-B and except, with respect to Goldman Sachs in its capacity as an underwriter in the IPO (as further described in Item 6), no transactions in the Shares were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedule I or Schedule II-A-i, II-A-ii, II-B or II-C hereto, during the past sixty days. Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which were effected by Goldman Sachs during the period from September 1, 1998 through October 31, 1998. The purchases set forth therein were made in the ordinary course of business of Goldman Sachs and were effected on the NASDAQ National Market and on the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from September 1, 1998 through October 31, 1998 was $15,368,449.74 and DM 117,899,909.70, respectively.

         (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Shares held in Managed Accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Shares beneficially owned by any Filing Person.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Registration Rights Agreement. The Limited Partnerships and the Company are parties to a Registration Rights Agreement dated November 19, 1997 (the "Registration Rights Agreement"), a copy of which is filed as Exhibit (1) hereto and is incorporated herein by reference. Pursuant to the Registration Rights Agreement, the Company's principal shareholders and certain other shareholders then holding in the aggregate 2,745,352 Shares (the "Registrable Securities") have certain rights with respect to the registration of those Shares under the Securities Act. If requested by any holder or holders of Registrable Securities possessing not less than eight percent of the then outstanding Shares, the Company must file a registration statement to register such securities. The request for registration must request the registration of not less than five percent of the then outstanding Shares, and may be deferred by the Company if less than nine months have passed since a previous registration of Shares pursuant to a request of a holder of Registrable Securities or less than six months after the IPO. The Company may also defer such registration for up to 180 days if such registration would cause valuable trade secrets of the Company to be disclosed.

         All expenses incurred in connection with up to three such registrations (other than underwriters' discounts and commissions, but including the fees and disbursements of Company counsel) will be borne by the Company. The selling shareholders of the Registrable Securities will bear the cost of all underwriters' discounts and commissions and the fees and expenses of any counsel retained by them. Any holder of Registrable Securities may terminate its obligations under the Registration Rights Agreement on or after June 30, 2004.

         Underwriting Agreement. In connection with the IPO, Goldman, Sachs & Co. oHG as Global Coordinator entered into an Underwriting Agreement, dated September 27, 1998 (the "Underwriting Agreement"), among the Company and GS oHG, Goldman Sachs, Deutsche Bank Aktiengesellschaft, BHF-BANK Aktiengesellschaft, Hambrecht & Quist Euromarkets S.A., Deutsche Bank Securities, Inc. and Hambrecht & Quist LLC, as representatives of the several underwriters listed in Schedules I and II thereto (the "Underwriters"). A copy of the Underwriting Agreement is filed as Exhibit (2) hereto and is incorporated herein by reference. The Underwriting Agreement provides for purchases by the Underwriters from the Company and Selling Shareholders of 605,000 Shares in the form of Bearer Ordinary Shares or ADSs, and up to an additional 95,000 Shares in the form of Bearer Ordinary Shares or ADSs at the same purchase price for the purpose of covering over-allotments. The Underwriters executed the over-allotment option in full on November 2, 1998. The initial public offering price in the IPO was DM 170 per share and $20.7532 per ADS. Under the Underwriting Agreement, the Underwriters purchased the Shares net of an underwriting discount of DM 11.90 per Bearer Ordinary Share and $1.4527 per ADS. The Underwriting Agreement contains standard terms and conditions for a public offering including customary representations and warranties and indemnity provisions. Pursuant to the Underwriting Agreement, the Underwriters purchased an aggregate of 556,881 Shares in the form of Bearer Ordinary Shares and 143,119 shares in the form of ADSs (including 95,000 Shares in the form of Bearer Ordinary Shares purchased pursuant to the exercise of the Underwriters' over-allotment option).

         Lock-up. In connection with the IPO, the Company's officers and directors and certain beneficial owners of the securities of iXOS Software AG (including the Limited Partnerships) have agreed that, during the period beginning on the date of and continuing to and including the date six months after the pricing of the IPO on October 6, 1998, they will not (i) offer, sell , contract to sell or otherwise dispose of, or enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of, any Shares or any other securities of the Company which are substantially similar to the Shares or which are convertible into or exchangeable for, or which represent the right to receive, Shares or securities which are substantially similar to the Shares, except as provided under the Lock-Up Agreement, or (ii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (i) of this sentence, except for the Shares offered in connection with the IPO, without the prior written consent of the representative of the Underwriters or pursuant to the Underwriting Agreement. A copy of the form of the Lock-up Agreement is filed as Exhibit (3) and is incorporated herein by reference.

         The foregoing descriptions in this Statement of the Registration Rights Agreement, the Underwriting Agreement and the Lock-Up Agreement are qualified in their entirety by reference to the Registration Rights Agreement, the Underwriting

Agreement and the Lock-Up Agreement, copies of which are filed as Exhibits (1),
(2) and (3) hereto, respectively, and are incorporated herein by reference. Except as described herein, none of the Filing Persons or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Company.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         (1) Registration Rights Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of November 19, 1997 (incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form F-1 No. 333-9392)

         (2) Form of Underwriting Agreement dated September 27, 1998 by and among the Company, Goldman, Sachs & Co. oHG and each of the Underwriters named in Schedules I and II to the Underwriting Agreement (incorporated herein by reference to Exhibit 1.1 to the Company's Registration Statement on Form F-1 No. 333-9392)

         (3) Form of Lock-Up Agreement

         (4) Joint Filing Agreement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 10, 1998


                    GOLDMAN, SACHS & CO.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    THE GOLDMAN SACHS GROUP, L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    GS ADVISORS, L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact

                    GS ADVISORS (CAYMAN), L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    GS CAPITAL PARTNERS II, L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    GS CAPITAL PARTNERS II OFFSHORE L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP (with limitation of liability)

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact

                    GOLDMAN, SACHS & CO. oHG

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    STONE STREET FUND 1997, L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    BRIDGE STREET FUND 1997, L.P.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact



                    STONE STREET ASSET CORP.

                    By: /s/ HANS L. REICH
                    ----------------------------------------------
                    Name:  HANS L. REICH
                    Title: Attorney-in-fact

                                                                      SCHEDULE I
                                                                      ----------


     The name of each director of The Goldman Sachs Corporation and The Goldman, Sachs & Co. L.L.C. and of each member of the executive committees of The Goldman Sachs Corporation, The Goldman Sachs & Co. L.L.C., The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. is set forth below.

     The business address of each person listed below except John L. Thornton is 85 Broad Street, New York, NY 10004. The business address of John L. Thornton is 133 Fleet Street, London EC4A 2BB, England. Each person is a citizen of the United States of America, The present principal occupation or employment of each of the listed persons is as a managing director of Goldman, Sachs & Co. or another Goldman Sachs operating entity and as a member of the executive committee.

Jon Z. Corzine

Henry M. Paulson, Jr.

Roy J. Zuckerberg

Robert J. Hurst

John A. Thain

John L. Thornton

                                                                 SCHEDULE II-A-i
                                                                 ---------------

     The name, position and present principal occupation of each director and executive officer of GS Advisors, Inc., the sole general partner of GS Advisors, L.P., which is the sole general partner of GS Capital Partners II, L.P., are set forth below.

     The business address for all the executive officers and directors listed below except Henry Cornell and Barry S. Volpert is 85 Broad Street, New York, New York 10004. The business address of Henry Cornell is 3 Garden Road, Hong Kong. The business address of Barry S. Volpert is 133 Fleet Street, London EC4A 2BB, England.

     All executive officers and directors listed below are United States citizens.


Name                    Position                 Present Principal Occupation
----                    ---------                -----------------------------
Richard A. Friedman     Director/President       Managing Director of Goldman,
                                                 Sachs & Co.

Terence M. O'Toole      Director/Vice President  Managing Director of Goldman,
                                                 Sachs & Co.

Elizabeth S. Cogan      Treasurer                Managing Director of Goldman,
                                                 Sachs & Co.

Joseph H. Gleberman     Director/Vice President  Managing Director of Goldman,
                                                 Sachs & Co.

Henry Cornell           Vice President           Managing Director of Goldman
                                                 Sachs (Asia) L.L.C.

Barry S. Volpert        Director/Vice President  Managing Director of Goldman
                                                 Sachs International


Eve M. Gerriets         Vice President/          Vice President of Goldman,
                        Secretary                Sachs & Co.

David J. Greenwald      Assistant Secretary      Vice President of Goldman,
                                                 Sachs & Co.

C. Douglas Fuge         Assistant Treasurer      Managing Director of Goldman,
                                                 Sachs & Co.

Katherine B. Enquist    Vice President           Vice President of Goldman,
                                                 Sachs & Co.

                                                                SCHEDULE II-A-ii
                                                                ----------------


     The name, position and present principal occupation of each director and executive officer of GS Advisors II, Inc., the sole general partner of GS Advisors II (Cayman), L.P., which is the sole general partner of GS Capital Partners II Offshore, L.P., are set forth below.

     The business address for all the executive officers and directors listed below except Henry Cornell and Barry S. Volpert is 85 Broad Street, New York, New York 10004. The business address of Henry Cornell is 3 Garden Road, Hong Kong. The business address of Barry S. Volpert is 133 Fleet Street, London EC4A 2BB, England.

     All executive officers and directors listed below are United States citizens.


Name                  Position                    Present Principal Occupation
----                  --------                    ----------------------------
Richard A. Friedman   Director/President          Managing Director of
                                                     Goldman, Sachs & Co.
Terence M. O'Toole    Director/Vice President     Managing Director of
                                                     Goldman, Sachs & Co.
Elizabeth S. Cogan    Treasurer                   Managing Director of
                                                     Goldman, Sachs & Co.
Joseph H. Gleberman   Director/Vice President     Managing Director of
                                                     Goldman, Sachs & Co.
Henry Cornell         Vice President              Managing Director of
                                                     Goldman Sachs (Asia) L.L.C.
Barry S. Volpert      Director/Vice President     Managing Director of
                                                     Goldman Sachs International


Eve M. Gerriets       Vice President/Secretary    Vice President of
                                                     Goldman, Sachs & Co.
David J. Greenwald    Assistant Secretary         Vice President of
                                                     Goldman, Sachs & Co.
C. Douglas Fuge       Assistant Treasurer         Managing Director of
                                                     Goldman, Sachs & Co.
Katherine B. Enquist  Vice President              Vice President of
                                                     Goldman, Sachs & Co.

                                                                SCHEDULE II-B
                                                                -------------

     The name, position and present principal occupation of each director and executive officer of Stone Street Asset Corp., the sole general partner of Stone Street Fund 1997, L.P. and the managing general partner of Bridge Street Fund 1997, L.P., are set forth below.

     The business address for each of the executive officers and directors listed below is 85 Broad Street, New York, New York 10004.

     All executive officers and directors listed below are United States citizens.


Name                   Position                           Present Principal Occupation
----                   --------                           ----------------------------
Richard A. Friedman    Director/Vice President            Managing Director of Goldman, Sachs & Co.

Jeffrey B. Goldenberg  Director/Vice President            Managing Director of Goldman, Sachs & Co.

William J. McMahon     Director/Vice President            Vice President of Goldman, Sachs & Co.

Dinakar Singh          Director/Vice President            Vice President of Goldman, Sachs & Co.

Jonathan L. Kolatch    Director/Vice President            Managing Director of Goldman, Sachs & Co.

Sanjeev K. Mehra       Director/Vice President            Managing Director of Goldman, Sachs & Co.

Eric M. Mindich        Director/Vice President/Treasurer  Managing Director of Goldman, Sachs & Co.

Peter G. Sachs         Director/Vice President            Limited Partner of The Goldman Sachs Group, L.P.

Peter M. Sacerdote     Director/Chairman/C.E.O./President Limited Partner of The Goldman Sachs Group, L.P.

David J. Greenwald     Vice President                     Vice President of Goldman, Sachs & Co.

Esta E. Stecher        Vice President                     Managing Director of Goldman, Sachs & Co.

Richard A. Yacenda     Vice President                     Vice President of Goldman, Sachs & Co.

C. Douglas Fuge        Assistant Treasurer                Managing Director of Goldman, Sachs & Co.

Eve M. Gerriets        Vice President/Secretary           Vice President of Goldman, Sachs & Co.

Katherine B. Enquist   Vice President                     Vice President of Goldman, Sachs & Co.

Raanan A. Agus         Director/Vice President            Vice President of Goldman, Sachs & Co.

Richard J. Stingi      Vice President                     Vice President of Goldman, Sachs & Co.

                                                                SCHEDULE II-C
                                                                -------------

     The name, position and present occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The business address for each of the executive officers and directors listed below is MesseTurm, 60308 Frankfurt am Main, Germany.

     Of the directors and executive officers listed below, Scott B. Kapnick is a United States citizen, Robert H. Jolliffe is a citizen of Great Britain, Paul M. Achleitner is a citizen of Austria, and Ernst E. Tschoeke and Stefan J. Jentzsch are citizens of Germany.


Name                  Position                           Present Principal Occupation
----                  --------                           ----------------------------
Paul M. Achleitner    Managing Director                  Managing Director of Goldman, Sachs & Co. oHG

Ernst E. Tschoeke     Managing Director                  Executive Director of Goldman, Sachs & Co. oHG

Stefan J. Jentzsch    Managing Director                  Managing Director of Goldman, Sachs & Co. oHG

Robert H. Jolliffe    Managing Director                  Executive Director of Goldman, Sachs & Co. oHG

Scott B. Kapnick      Managing Director                  Managing Director of Goldman, Sachs & Co. oHG

                                                                SCHEDULE III
                                                                ------------


     In Securities and Exchange Commission Administrative Proceeding File No. 3-8282 In the Matter of Goldman, Sachs & Co., the Firm, without admitting or denying any the SEC's allegations, settled administrative proceedings involving alleged books and records and supervisory violations relating to eleven trades of U.S. Treasury securities in the secondary markets in 1985 and 1986. The SEC alleged that the Firm had failed to maintain certain records required pursuant to Section 17(a) of the Exchange Act and had also failed to supervise relating to the aforementioned trades in violation of Section 15(b)(4)(E) of the Exchange Act.

     The Firm was ordered to cease and desist from committing or causing any violation of the aforementioned sections of the Exchange Act, pay a civil money penalty to the SEC in the amount of $250,000 and establish policies and reasonably designed to assure compliance with Section 17(a) of the Exchange Act and Rules 17a-3 and 17a-4 thereunder.

                              SCHEDULE IV-A
                              -------------
                             iXOS Software AG
                        American Depositary Shares
                          Cusip No. 46600V108

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
       500                       20.7500      6-Oct-98      9-Oct-98
     1,000                       20.7500      6-Oct-98      9-Oct-98
       500                       21.0000      7-Oct-98     13-Oct-98
     1,000                       21.0000      7-Oct-98     13-Oct-98
                  2,000          21.7500      7-Oct-98     13-Oct-98
     1,000                       20.7500      7-Oct-98     13-Oct-98
     2,000                       21.1250      7-Oct-98     13-Oct-98
       100                       21.0000      7-Oct-98     13-Oct-98
                    190          21.0000      7-Oct-98     13-Oct-98
                  1,000          21.0000      7-Oct-98     13-Oct-98
     5,000                       20.7500      7-Oct-98     13-Oct-98
                    500          21.0000      7-Oct-98     13-Oct-98
                    500          21.0000      7-Oct-98     13-Oct-98
    18,000                       21.0000      7-Oct-98     13-Oct-98
     1,000                       21.0000      7-Oct-98     13-Oct-98
     3,000                       20.7500      7-Oct-98     13-Oct-98
                  1,000          21.0000      7-Oct-98     13-Oct-98
     1,000                       20.8750      7-Oct-98     13-Oct-98
     4,000                       21.0000      7-Oct-98     13-Oct-98
                  1,000          20.9375      7-Oct-98     13-Oct-98
                 20,000          21.3406      7-Oct-98     13-Oct-98
                  1,000          20.9375      7-Oct-98     13-Oct-98
                  1,000          21.0000      7-Oct-98     13-Oct-98
     5,000                       20.7500      7-Oct-98     13-Oct-98
     1,000                       20.9500      7-Oct-98     13-Oct-98
     3,000                       20.7500      7-Oct-98     13-Oct-98
                  7,500          21.9167      7-Oct-98     13-Oct-98
     2,000                       21.0000      7-Oct-98     13-Oct-98
       500                       21.1050      7-Oct-98     13-Oct-98
     2,000                       20.7500      7-Oct-98     13-Oct-98
     1,000                       21.0000      7-Oct-98     13-Oct-98
     1,000                       20.9375      7-Oct-98     13-Oct-98
     2,000                       20.7500      7-Oct-98     13-Oct-98
       300                       21.0000      7-Oct-98     13-Oct-98
     1,000                       21.1250      7-Oct-98     13-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
       300                       21.0000      7-Oct-98    13-Oct-98
                  1,000          20.9375      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     2,000                       20.9500      7-Oct-98    13-Oct-98
     4,000                       20.8750      7-Oct-98    13-Oct-98
     1,000                       21.1875      7-Oct-98    13-Oct-98
     4,000                       20.7500      7-Oct-98    13-Oct-98
     1,000                       20.8750      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
     1,100                       21.0000      7-Oct-98    13-Oct-98
     2,000                       20.7500      7-Oct-98    13-Oct-98
     4,000                       20.7500      7-Oct-98    13-Oct-98
                  5,000          21.5500      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
     2,500                       20.7500      7-Oct-98    13-Oct-98
                  1,000          21.0000      7-Oct-98    13-Oct-98
     2,000                       20.9000      7-Oct-98    13-Oct-98
     2,000                       20.7500      7-Oct-98    13-Oct-98
     6,500                       21.0000      7-Oct-98    13-Oct-98
     1,000                       21.6250      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     1,000                       21.1250      7-Oct-98    13-Oct-98
       800                       20.7500      7-Oct-98    13-Oct-98
     1,500                       20.9375      7-Oct-98    13-Oct-98
                  2,000          21.7500      7-Oct-98    13-Oct-98
     3,000                       21.0000      7-Oct-98    13-Oct-98
       500                       21.1050      7-Oct-98    13-Oct-98
     1,100                       21.0000      7-Oct-98    13-Oct-98
     2,000                       21.1250      7-Oct-98    13-Oct-98
     5,000                       21.3750      7-Oct-98    13-Oct-98
     3,000                       21.0000      7-Oct-98    13-Oct-98
     2,500                       21.0000      7-Oct-98    13-Oct-98
       500                       21.0000      7-Oct-98    13-Oct-98
       900                       21.0000      7-Oct-98    13-Oct-98
     4,000                       20.7500      7-Oct-98    13-Oct-98
     2,500                       21.0000      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
       200                       21.0000      7-Oct-98    13-Oct-98
     1,000                       21.1875      7-Oct-98    13-Oct-98
     8,700                       21.0000      7-Oct-98    13-Oct-98
     3,000                       20.8950      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
     4,000                       20.7500      7-Oct-98    13-Oct-98
     1,500                       21.0000      7-Oct-98    13-Oct-98
     2,000                       21.0000      7-Oct-98    13-Oct-98
                  1,000          21.6250      7-Oct-98    13-Oct-98
    15,000                       21.0000      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     3,000                       21.0000      7-Oct-98    13-Oct-98
     5,000                       20.7500      7-Oct-98    13-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
                  9,500          21.1250      7-Oct-98    13-Oct-98
     3,000                       20.8750      7-Oct-98    13-Oct-98
     2,500                       20.7500      7-Oct-98    13-Oct-98
     3,000                       21.0000      7-Oct-98    13-Oct-98
     1,300                       20.7500      7-Oct-98    13-Oct-98
                    230          21.0000      7-Oct-98    13-Oct-98
                  5,000          21.5625      7-Oct-98    13-Oct-98
       500                       21.0000      7-Oct-98    13-Oct-98
                  5,000          20.8125      7-Oct-98    13-Oct-98
     1,000                       20.6875      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
                  1,500          20.9375      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
     1,000                       21.1875      7-Oct-98    13-Oct-98
    18,500                       20.9000      7-Oct-98    13-Oct-98
     1,500                       21.0000      7-Oct-98    13-Oct-98
     7,000                       21.0000      7-Oct-98    13-Oct-98
       500                       21.4375      7-Oct-98    13-Oct-98
       400                       21.0000      7-Oct-98    13-Oct-98
     1,000                       20.8750      7-Oct-98    13-Oct-98
                    500          21.0000      7-Oct-98    13-Oct-98
     5,000                       20.9375      7-Oct-98    13-Oct-98
                  2,000          21.5625      7-Oct-98    13-Oct-98
       100                       21.0000      7-Oct-98    13-Oct-98
    10,000                       21.0000      7-Oct-98    13-Oct-98
     4,000                       20.8750      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     3,000                       20.8950      7-Oct-98    13-Oct-98
    10,000                       20.9375      7-Oct-98    13-Oct-98
       900                       21.0000      7-Oct-98    13-Oct-98
    10,000                       21.0000      7-Oct-98    13-Oct-98
     3,000                       20.6875      7-Oct-98    13-Oct-98
       500                       20.7500      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
     1,750                       20.8750      7-Oct-98    13-Oct-98
     1,200                       21.0000      7-Oct-98    13-Oct-98
     2,500                       20.8750      7-Oct-98    13-Oct-98
     1,500                       21.0000      7-Oct-98    13-Oct-98
                  3,500          20.8750      7-Oct-98    13-Oct-98
                  4,000          22.0000      7-Oct-98    13-Oct-98
    10,200                       21.0000      7-Oct-98    13-Oct-98
     2,000                       21.3950      7-Oct-98    13-Oct-98
                  1,000          20.9375      7-Oct-98    13-Oct-98
    20,000                       21.0000      7-Oct-98    13-Oct-98
     1,500                       21.0000      7-Oct-98    13-Oct-98
     2,710                       20.7500      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
     4,000                       20.8406      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
                    500          21.0000      7-Oct-98    13-Oct-98
       500                       21.0625      7-Oct-98    13-Oct-98
                    230          21.0000      7-Oct-98    13-Oct-98
     1,000                       20.8750      7-Oct-98    13-Oct-98
     4,000                       20.6875      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
                  1,000          21.5625      7-Oct-98    13-Oct-98
                    700          21.6250      7-Oct-98    13-Oct-98
     2,000                       21.0000      7-Oct-98    13-Oct-98
                  1,000          20.9375      7-Oct-98    13-Oct-98
     1,500                       21.1250      7-Oct-98    13-Oct-98
     2,000                       20.7500      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
     2,000                       21.0000      7-Oct-98    13-Oct-98
       400                       21.0000      7-Oct-98    13-Oct-98
       500                       21.1050      7-Oct-98    13-Oct-98
     2,500                       21.0000      7-Oct-98    13-Oct-98
     3,000                       20.7500      7-Oct-98    13-Oct-98
     5,000                       21.5000      7-Oct-98    13-Oct-98
                  3,000          20.9375      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     7,500                       20.7500      7-Oct-98    13-Oct-98
       500                       21.1050      7-Oct-98    13-Oct-98
       500                       21.0000      7-Oct-98    13-Oct-98
     2,000                       21.0000      7-Oct-98    13-Oct-98
       800                       21.0000      7-Oct-98    13-Oct-98
                    500          20.9375      7-Oct-98    13-Oct-98
     2,500                       21.0000      7-Oct-98    13-Oct-98
       150                       20.7500      7-Oct-98    13-Oct-98
     2,000                       20.7500      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
     2,000                       21.3950      7-Oct-98    13-Oct-98
       500                       21.0000      7-Oct-98    13-Oct-98
                    500          20.9375      7-Oct-98    13-Oct-98
     1,100                       21.0000      7-Oct-98    13-Oct-98
     1,000                       20.9000      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     2,000                       20.7500      7-Oct-98    13-Oct-98
                  1,000          20.9375      7-Oct-98    13-Oct-98
       800                       20.7500      7-Oct-98    13-Oct-98
     9,000                       20.9375      7-Oct-98    13-Oct-98
       500                       20.7500      7-Oct-98    13-Oct-98
                  1,000          22.0000      7-Oct-98    13-Oct-98
     1,000                       20.8406      7-Oct-98    13-Oct-98
    10,000                       20.8750      7-Oct-98    13-Oct-98
     3,000                       20.8950      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
     2,000                       20.9500      7-Oct-98    13-Oct-98
                  1,800          20.8750      7-Oct-98    13-Oct-98
     5,000                       20.7500      7-Oct-98    13-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
     2,000                       21.3950      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     2,500                       21.0000      7-Oct-98    13-Oct-98
     3,000                       20.7500      7-Oct-98    13-Oct-98
                  1,000          20.9375      7-Oct-98    13-Oct-98
                  2,500          20.9375      7-Oct-98    13-Oct-98
     3,000                       20.6875      7-Oct-98    13-Oct-98
     4,000                       20.8750      7-Oct-98    13-Oct-98
       200                       21.0000      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     2,000                       20.6875      7-Oct-98    13-Oct-98
     1,000                       21.0000      7-Oct-98    13-Oct-98
     5,000                       20.8750      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
                  3,000          21.3300      7-Oct-98    13-Oct-98
     5,000                       21.0000      7-Oct-98    13-Oct-98
     1,000                       20.7500      7-Oct-98    13-Oct-98
     1,500                       20.4300      8-Oct-98    14-Oct-98
     3,000                       19.9375      8-Oct-98    14-Oct-98
     1,000                       20.0500      8-Oct-98    14-Oct-98
     2,500                       20.1250      8-Oct-98    14-Oct-98
     1,000                       20.1500      8-Oct-98    14-Oct-98
     1,000                       19.9375      8-Oct-98    14-Oct-98
     5,000                       20.0000      8-Oct-98    14-Oct-98
     1,500                       20.0000      8-Oct-98    14-Oct-98
       500                       20.0000      8-Oct-98    14-Oct-98
     2,500                       20.2500      8-Oct-98    14-Oct-98
     2,000                       19.9375      8-Oct-98    14-Oct-98
     3,500                       20.5000      8-Oct-98    14-Oct-98
     1,200                       20.0000      8-Oct-98    14-Oct-98
     1,000                       20.1500      8-Oct-98    14-Oct-98
       200                       20.0000      8-Oct-98    14-Oct-98
       800                       20.7500      8-Oct-98    14-Oct-98
       100                       20.7500      8-Oct-98    14-Oct-98
       500                       20.1500      8-Oct-98    14-Oct-98
     1,900                       20.7500      8-Oct-98    14-Oct-98
     3,000                       19.9375      8-Oct-98    14-Oct-98
     1,000                       20.1500      8-Oct-98    14-Oct-98
                  1,500          20.1250      8-Oct-98    14-Oct-98
       400                       20.7500      8-Oct-98    14-Oct-98
                    200          20.3125      8-Oct-98    14-Oct-98
     2,500                       20.2500      8-Oct-98    14-Oct-98
     5,200                       20.7500      8-Oct-98    14-Oct-98
       100                       20.7500      8-Oct-98    14-Oct-98
                  2,700          20.4375      8-Oct-98    14-Oct-98
    10,000                       20.0000      8-Oct-98    14-Oct-98
     1,000                       20.0000      8-Oct-98    14-Oct-98
       500                       20.2500      8-Oct-98    14-Oct-98
     2,000                       20.5000      8-Oct-98    14-Oct-98
       100                       20.7500      8-Oct-98    14-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
                    200          20.3125      8-Oct-98    14-Oct-98
       500                       19.8000      8-Oct-98    14-Oct-98
     2,000                       20.0000      8-Oct-98    14-Oct-98
                  5,000          20.1250      8-Oct-98    14-Oct-98
     1,000                       20.4000      8-Oct-98    14-Oct-98
                  2,500          20.3750      8-Oct-98    14-Oct-98
     3,000                       20.2500      8-Oct-98    14-Oct-98
     3,000                       19.9375      8-Oct-98    14-Oct-98
    14,200                       20.0194      8-Oct-98    14-Oct-98
     1,100                       20.7500      8-Oct-98    14-Oct-98
       300                       20.7500      8-Oct-98    14-Oct-98
       500                       20.0000      9-Oct-98    15-Oct-98
       500                       20.0000      9-Oct-98    15-Oct-98
                  5,000          20.6250      9-Oct-98    15-Oct-98
     1,000                       20.5250      9-Oct-98    15-Oct-98
                    520          20.6250      9-Oct-98    15-Oct-98
                  5,000          20.5000      9-Oct-98    15-Oct-98
                 28,500          20.5000      9-Oct-98    15-Oct-98
       500                       20.5000     12-Oct-98    15-Oct-98
     1,600                       20.5000     12-Oct-98    15-Oct-98
       600                       20.5000     12-Oct-98    15-Oct-98
     1,500                       20.5450     13-Oct-98    16-Oct-98
     1,000                       20.3000     13-Oct-98    16-Oct-98
       620                       20.5000     13-Oct-98    16-Oct-98
     3,000                       20.5000     13-Oct-98    16-Oct-98
     1,000                       20.5000     13-Oct-98    16-Oct-98
       500                       20.5000     13-Oct-98    16-Oct-98
     5,600                       20.5000     13-Oct-98    16-Oct-98
                  2,200          20.6250     13-Oct-98    16-Oct-98
       500                       20.3000     13-Oct-98    16-Oct-98
     6,000                       20.5000     13-Oct-98    16-Oct-98
     5,000                       20.5000     13-Oct-98    16-Oct-98
     1,000                       20.5250     13-Oct-98    16-Oct-98
     1,500                       20.5450     13-Oct-98    16-Oct-98
     2,000                       20.5550     13-Oct-98    16-Oct-98
     6,800                       20.5000     13-Oct-98    16-Oct-98
     1,000                       20.5450     13-Oct-98    16-Oct-98
     1,000                       20.5250     13-Oct-98    16-Oct-98
       600                       20.3000     13-Oct-98    16-Oct-98
     1,500                       20.5450     13-Oct-98    16-Oct-98
     1,500                       20.5450     13-Oct-98    16-Oct-98
       500                       20.3000     13-Oct-98    16-Oct-98
     1,000                       20.5000     13-Oct-98    16-Oct-98
       500                       20.4250     13-Oct-98    16-Oct-98
     1,000                       20.3000     13-Oct-98    16-Oct-98
                 21,515          20.6640     13-Oct-98    16-Oct-98
     2,000                       20.5650     13-Oct-98    16-Oct-98
       500                       20.6250     14-Oct-98    19-Oct-98
                  1,000          21.1250     15-Oct-98    20-Oct-98
     1,000                       21.0250     15-Oct-98    20-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
     1,000                       21.0250     15-Oct-98    20-Oct-98
       500                       20.8000     15-Oct-98    20-Oct-98
     1,500                       21.0250     15-Oct-98    20-Oct-98
       500                       20.8000     15-Oct-98    20-Oct-98
     4,400                       20.5000     15-Oct-98    20-Oct-98
       500                       20.8000     15-Oct-98    20-Oct-98
       500                       20.8000     15-Oct-98    20-Oct-98
                  2,500          21.0000     15-Oct-98    20-Oct-98
       500                       20.8000     15-Oct-98    20-Oct-98
     1,500                       21.1250     16-Oct-98    21-Oct-98
       100                       20.9250     16-Oct-98    21-Oct-98
       500                       21.1750     16-Oct-98    21-Oct-98
                  1,500          21.2500     16-Oct-98    21-Oct-98
       200                       20.5000     16-Oct-98    21-Oct-98
       100                       20.9250     16-Oct-98    21-Oct-98
       400                       21.0500     16-Oct-98    21-Oct-98
                    200          21.1250     16-Oct-98    21-Oct-98
       400                       21.0500     16-Oct-98    21-Oct-98
       100                       20.9250     16-Oct-98    21-Oct-98
       400                       21.0500     16-Oct-98    21-Oct-98
     1,000                       20.6250     20-Oct-98    23-Oct-98
       500                       20.4250     20-Oct-98    23-Oct-98
     5,000                       20.6250     20-Oct-98    23-Oct-98
       300                       20.6250     20-Oct-98    23-Oct-98
     2,500                       20.6250     20-Oct-98    23-Oct-98
       700                       20.4750     21-Oct-98    26-Oct-98
    40,000                       20.5000     21-Oct-98    26-Oct-98
       500                       20.7275     22-Oct-98    23-Oct-98
    12,100                       20.5000     22-Oct-98    27-Oct-98
       500                       20.7275     22-Oct-98    23-Oct-98
       700                       20.4750     22-Oct-98    27-Oct-98
       700                       20.4750     22-Oct-98    27-Oct-98
                    200          20.9375     22-Oct-98    27-Oct-98
                    800          20.9375     22-Oct-98    27-Oct-98
                    400          20.6250     22-Oct-98    27-Oct-98
                    500          20.7500     26-Oct-98    29-Oct-98
     1,500                       20.5750     26-Oct-98    29-Oct-98
                    500          20.7500     26-Oct-98    29-Oct-98
                    600          20.7500     26-Oct-98    29-Oct-98
    16,400                       20.7729     27-Oct-98    30-Oct-98
       200                       20.7500     27-Oct-98    30-Oct-98
     2,800                       20.7750     27-Oct-98    30-Oct-98
                  1,000          21.1250     28-Oct-98     2-Nov-98
       700                       20.7250     28-Oct-98     2-Nov-98
                  5,000          21.1250     28-Oct-98     2-Nov-98
                    200          21.5000     29-Oct-98     3-Nov-98
       500                       20.8000     29-Oct-98    29-Oct-98
                    500          21.1250     29-Oct-98     3-Nov-98
       700                       21.3625     30-Oct-98     4-Nov-98
                    200          21.5000     30-Oct-98     4-Nov-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
                    200          21.5000     30-Oct-98     4-Nov-98
       400                       21.3750     30-Oct-98     4-Nov-98
       200                       20.8750     30-Oct-98     4-Nov-98
                    400          21.5000     30-Oct-98     4-Nov-98
                    200          22.0000     30-Oct-98     4-Nov-98
                  1,100          22.0000     30-Oct-98     4-Nov-98
       300                       21.2850     30-Oct-98     4-Nov-98
                  1,000          21.7500     30-Oct-98     4-Nov-98
                  1,000          22.0000     30-Oct-98     4-Nov-98
     3,900                       21.6250     30-Oct-98     4-Nov-98
     1,000                       21.7500     30-Oct-98     4-Nov-98
       500                       21.4250     30-Oct-98     4-Nov-98
                  1,000          21.6250     30-Oct-98     4-Nov-98
       400                       21.3750     30-Oct-98     4-Nov-98
     2,000                       21.1750     30-Oct-98     4-Nov-98
       700                       21.3625     30-Oct-98     4-Nov-98
                    510          21.7500     30-Oct-98     4-Nov-98
       500                       21.3750     30-Oct-98     4-Nov-98
                    200          21.6250     30-Oct-98     4-Nov-98
                    200          21.6250     30-Oct-98     4-Nov-98
       300                       21.2850     30-Oct-98     4-Nov-98
                    200          21.3750     30-Oct-98     4-Nov-98
                  1,400          22.0000     30-Oct-98     4-Nov-98
                    200          22.0000     30-Oct-98     4-Nov-98
       300                       21.2850     30-Oct-98     4-Nov-98
                  1,000          21.3750     30-Oct-98     4-Nov-98
       400                       21.1250     30-Oct-98     4-Nov-98
     7,500                       20.7500      6-Oct-98     9-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          20.5000     12-Oct-98    15-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          20.9000      7-Oct-98    13-Oct-98
                  1,000          20.9000      7-Oct-98    13-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          21.0250     15-Oct-98    20-Oct-98
     1,500                       20.7500      6-Oct-98     9-Oct-98
                  1,500          21.0250     15-Oct-98    20-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          21.0250     15-Oct-98    20-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          20.5450     13-Oct-98    16-Oct-98
     1,500                       20.7500      6-Oct-98     9-Oct-98
                  1,500          20.5450     13-Oct-98    16-Oct-98
     1,500                       20.7500      6-Oct-98     9-Oct-98
                  1,500          20.5450     13-Oct-98    16-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
       300                       20.7500      6-Oct-98     9-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          20.3750     23-Oct-98    28-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          20.3750     23-Oct-98    28-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
                    300          20.3750     23-Oct-98    28-Oct-98
       700                       20.7500      6-Oct-98     9-Oct-98
                    700          20.3750     23-Oct-98    28-Oct-98
     1,600                       20.7500      6-Oct-98     9-Oct-98
                  1,600          20.3750     23-Oct-98    28-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          20.3750     23-Oct-98    28-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
                    300          20.3750     23-Oct-98    28-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          20.3750     23-Oct-98    28-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          20.3750     23-Oct-98    28-Oct-98
     5,000                       20.7500      6-Oct-98     9-Oct-98
                  3,000          20.8950      7-Oct-98    13-Oct-98
                  2,000          21.3950      7-Oct-98    13-Oct-98
       600                       20.7500      6-Oct-98     9-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
     2,000                       20.7500      6-Oct-98     9-Oct-98
       700                       20.7500      6-Oct-98     9-Oct-98
                    700          20.4750     22-Oct-98    27-Oct-98
       700                       20.7500      6-Oct-98     9-Oct-98
                    700          20.4750     22-Oct-98    27-Oct-98
       700                       20.7500      6-Oct-98     9-Oct-98
                    700          20.4750     21-Oct-98    26-Oct-98
     2,000                       20.7500      6-Oct-98     9-Oct-98
                  2,000          21.0000      7-Oct-98    13-Oct-98
     1,500                       20.7500      6-Oct-98     9-Oct-98
                  1,500          21.0000      7-Oct-98    13-Oct-98
     1,500                       20.7500      6-Oct-98     9-Oct-98
                  1,500          21.0000      7-Oct-98    13-Oct-98
     1,500                       20.7500      6-Oct-98     9-Oct-98
                  1,500          21.0000      7-Oct-98    13-Oct-98
     2,000                       20.7500      6-Oct-98     9-Oct-98
                  2,000          21.0000      7-Oct-98    13-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          21.0000      7-Oct-98    13-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          21.0000      7-Oct-98    13-Oct-98
     2,500                       20.7500      6-Oct-98     9-Oct-98
                  2,500          21.0000      7-Oct-98    13-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          21.0000      7-Oct-98    13-Oct-98

    Purchases    Sales           Price       Trade Date   Settlement Date
--------------------------------------------------------------------------
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          21.0000      7-Oct-98    13-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          20.1500      8-Oct-98    14-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          20.1500      8-Oct-98    14-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          20.1500      8-Oct-98    14-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          20.1500      8-Oct-98    14-Oct-98
       100                       20.7500      6-Oct-98     9-Oct-98
                    100          21.0000      7-Oct-98    13-Oct-98
       100                       20.7500      6-Oct-98     9-Oct-98
                    100          21.0000      7-Oct-98    13-Oct-98
       200                       20.7500      6-Oct-98     9-Oct-98
                    200          21.0000      7-Oct-98    13-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          21.0000      7-Oct-98    13-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          21.0000      7-Oct-98    13-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
                    300          21.0000      7-Oct-98    13-Oct-98
       400                       20.7500      6-Oct-98     9-Oct-98
                    400          21.0000      7-Oct-98    13-Oct-98
       100                       20.7500      6-Oct-98     9-Oct-98
                    100          21.0000      7-Oct-98    13-Oct-98
     4,000                       20.7500      6-Oct-98     9-Oct-98
                  4,000          20.8406      7-Oct-98    13-Oct-98
       300                       20.7500      6-Oct-98     9-Oct-98
     2,500                       20.7500      6-Oct-98     9-Oct-98
                  2,500          20.7500      7-Oct-98    13-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          20.0500      8-Oct-98    14-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          20.0000      9-Oct-98    15-Oct-98
     1,000                       20.7500      6-Oct-98     9-Oct-98
                  1,000          21.0000      7-Oct-98    13-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
                    500          20.0000      9-Oct-98    15-Oct-98
       500                       20.7500      6-Oct-98     9-Oct-98
       200                       20.7500      6-Oct-98     9-Oct-98
       200                       20.7500      6-Oct-98     9-Oct-98
       200                       20.7500      6-Oct-98     9-Oct-98
     2,000                       20.7500      6-Oct-98     9-Oct-98
                  2,000          20.9000      7-Oct-98    13-Oct-98
                  2,000          20.9000      7-Oct-98    13-Oct-98

                                     SCHEDULE IV-B
                                     -------------
                                   iXOS SOFTWARE AG
                                BEARER ORDINARY SHARES

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
     1,000                      169.7790      7-OCT-98    12-OCT-98
                  3,700         170.5000      7-OCT-98     9-OCT-98
                  2,200         171.0000      7-OCT-98     9-OCT-98
                 15,840         170.0000      7-OCT-98     9-OCT-98
                  2,000         170.5100      7-OCT-98    12-OCT-98
                  5,000         170.6460      7-OCT-98    12-OCT-98
                  8,000         171.0000      7-OCT-98     9-OCT-98
       440                      177.0000      7-OCT-98     9-OCT-98
                  2,000         171.2000      7-OCT-98     9-OCT-98
                  2,000         170.0000      7-OCT-98     9-OCT-98
                  7,000         172.8900      7-OCT-98     9-OCT-98
       200                      172.0000      7-OCT-98     9-OCT-98
                  1,300         177.0000      7-OCT-98     9-OCT-98
     3,300                      174.0000      7-OCT-98     9-OCT-98
     7,000                      175.0000      7-OCT-98     9-OCT-98
                 10,800         173.0000      7-OCT-98     9-OCT-98
       200                      177.5000      7-OCT-98     9-OCT-98
                  1,000         173.4000      7-OCT-98     9-OCT-98
                  5,500         177.0000      7-OCT-98     9-OCT-98
       300                      172.2000      7-OCT-98     9-OCT-98
     1,000                      177.0000      7-OCT-98     9-OCT-98
                    500         168.0000      8-OCT-98    12-OCT-98
       500                      169.0000      8-OCT-98    12-OCT-98
       200                      167.5800      8-OCT-98    13-OCT-98
                    360         168.0000      8-OCT-98    12-OCT-98
                 10,000         168.9200      8-OCT-98    12-OCT-98
       100                      168.0790      8-OCT-98    13-OCT-98
     3,000                      168.0000      8-OCT-98    12-OCT-98
     5,000                      161.0000      8-OCT-98    12-OCT-98
     1,000                      164.5875      8-OCT-98    13-OCT-98
       100                      168.0790      8-OCT-98    13-OCT-98
       300                      168.0790      8-OCT-98    13-OCT-98
     2,100                      162.0000      8-OCT-98    12-OCT-98
                  1,000         171.0710      8-OCT-98    13-OCT-98
                  2,300         161.4025      8-OCT-98    12-OCT-98
                 38,952         165.0000      8-OCT-98    12-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
     9,300                      167.4960      8-OCT-98    13-OCT-98
       500                      169.6600      8-OCT-98    13-OCT-98
                    500         172.0000      8-OCT-98    12-OCT-98
     1,000                      165.0000      8-OCT-98    12-OCT-98
                  2,000         170.0085      8-OCT-98    13-OCT-98
     5,000                      170.0000      8-OCT-98    12-OCT-98
       400                      161.0000      8-OCT-98    12-OCT-98
     2,000                      170.0000      8-OCT-98    12-OCT-98
     2,700                      169.0000      8-OCT-98    12-OCT-98
     1,900                      167.8863      8-OCT-98    13-OCT-98
                    400         169.0000      8-OCT-98    12-OCT-98
       400                      164.0000      9-OCT-98    13-OCT-98
       500                      162.0000      9-OCT-98    13-OCT-98
                    200         162.5000      9-OCT-98    13-OCT-98
       800                      161.3800      9-OCT-98    14-OCT-98
     1,500                      162.0125      9-OCT-98    14-OCT-98
     6,000                      167.0000      9-OCT-98    13-OCT-98
     1,000                      162.0000      9-OCT-98    13-OCT-98
                    500         165.0000      9-OCT-98    13-OCT-98
                    400         164.0000      9-OCT-98    13-OCT-98
       800                      170.0000     12-OCT-98    14-OCT-98
        50                      170.0000     12-OCT-98    14-OCT-98
                    500         170.5000     12-OCT-98    14-OCT-98
                  1,000         171.0000     12-OCT-98    14-OCT-98
                    800         170.9000     12-OCT-98    14-OCT-98
                  5,000         170.4300     12-OCT-98    14-OCT-98
                    285         171.0000     12-OCT-98    14-OCT-98
       100                      170.0000     12-OCT-98    14-OCT-98
                  3,220         171.0000     12-OCT-98    14-OCT-98
       100                      170.0000     12-OCT-98    14-OCT-98
     2,000                      170.0000     12-OCT-98    14-OCT-98
                    541         170.0000     13-OCT-98    15-OCT-98
       200                      170.0000     13-OCT-98    15-OCT-98
       500                      170.0000     13-OCT-98    15-OCT-98
                  5,000         170.0000     13-OCT-98    15-OCT-98
       200                      169.4220     13-OCT-98    16-OCT-98
       300                      170.0000     14-OCT-98    16-OCT-98
       200                      170.0000     14-OCT-98    16-OCT-98
       200                      170.0000     14-OCT-98    16-OCT-98
       800                      170.0000     14-OCT-98    16-OCT-98
       500                      170.0000     15-OCT-98    19-OCT-98
                  2,581         170.0000     15-OCT-98    19-OCT-98
       400                      168.0000     16-OCT-98    20-OCT-98
       500                      170.0000     16-OCT-98    20-OCT-98
       180                      168.0000     16-OCT-98    20-OCT-98
       500                      169.0000     16-OCT-98    20-OCT-98
       500                      170.0000     16-OCT-98    20-OCT-98
       900                      171.0000     16-OCT-98    20-OCT-98
       500                      168.0000     16-OCT-98    20-OCT-98
       500                      166.7000     16-OCT-98    20-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
       500                      167.0500     16-OCT-98    20-OCT-98
       500                      169.9500     16-OCT-98    20-OCT-98
       300                      171.0000     16-OCT-98    20-OCT-98
     2,000                      169.9500     16-OCT-98    20-OCT-98
                 10,000         171.4300     16-OCT-98    20-OCT-98
       500                      170.0000     16-OCT-98    20-OCT-98
       800                      170.0000     16-OCT-98    20-OCT-98
     2,000                      172.0000     16-OCT-98    20-OCT-98
       500                      168.0000     16-OCT-98    20-OCT-98
     1,100                      171.0000     16-OCT-98    20-OCT-98
     2,000                      166.5000     16-OCT-98    20-OCT-98
     3,500                      171.0000     16-OCT-98    20-OCT-98
     5,000                      166.0000     16-OCT-98    20-OCT-98
       500                      166.0000     16-OCT-98    20-OCT-98
       320                      170.0000     16-OCT-98    20-OCT-98
     1,000                      171.0000     16-OCT-98    20-OCT-98
                  4,000         171.0000     19-OCT-98    21-OCT-98
                    100         170.0000     19-OCT-98    21-OCT-98
       300                      170.0000     19-OCT-98    21-OCT-98
                    800         171.0000     19-OCT-98    21-OCT-98
                    670         171.5000     19-OCT-98    21-OCT-98
                     30         170.0000     19-OCT-98    21-OCT-98
     3,500                      169.1500     19-OCT-98    22-OCT-98
                    200         170.0000     19-OCT-98    21-OCT-98
                    280         172.5000     19-OCT-98    21-OCT-98
                    100         171.0000     19-OCT-98    21-OCT-98
                    100         171.5000     19-OCT-98    21-OCT-98
                    200         171.5000     19-OCT-98    21-OCT-98
                    200         172.0000     19-OCT-98    21-OCT-98
                     10         171.0000     20-OCT-98    22-OCT-98
                    500         169.5000     20-OCT-98    22-OCT-98
                    300         170.0000     20-OCT-98    22-OCT-98
                    190         169.0000     20-OCT-98    22-OCT-98
                  2,000         169.4200     20-OCT-98    22-OCT-98
                    300         171.0000     20-OCT-98    22-OCT-98
       100                      169.0000     20-OCT-98    22-OCT-98
                    500         171.0000     20-OCT-98    22-OCT-98
       200                      169.0000     20-OCT-98    22-OCT-98
                     10         171.5000     21-OCT-98    23-OCT-98
       300                      172.0000     21-OCT-98    23-OCT-98
                    300         170.5000     21-OCT-98    23-OCT-98
                    100         171.0000     21-OCT-98    23-OCT-98
                    100         173.5000     21-OCT-98    23-OCT-98
                    180         170.5000     21-OCT-98    23-OCT-98
                    800         171.5000     21-OCT-98    23-OCT-98
                    640         171.5000     21-OCT-98    23-OCT-98
       860                      171.5000     21-OCT-98    23-OCT-98
                    400         171.5000     21-OCT-98    23-OCT-98
                    140         172.0000     21-OCT-98    23-OCT-98
                    100         171.5000     21-OCT-98    23-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
                    100         171.5000     21-OCT-98    23-OCT-98
                    100         171.0000     21-OCT-98    23-OCT-98
       300                      172.5000     21-OCT-98    23-OCT-98
                    500         174.4000     21-OCT-98    23-OCT-98
                    860         171.5000     21-OCT-98    23-OCT-98
                  1,100         171.0000     21-OCT-98    23-OCT-98
                    260         173.5000     21-OCT-98    23-OCT-98
                  4,000         173.5792     21-OCT-98    26-OCT-98
                     50         171.5000     21-OCT-98    23-OCT-98
       500                      172.0000     21-OCT-98    23-OCT-98
       300                      175.0000     21-OCT-98    23-OCT-98
                    100         171.5000     21-OCT-98    23-OCT-98
                    200         171.0000     21-OCT-98    23-OCT-98
                    500         172.0000     21-OCT-98    23-OCT-98
        40                      171.5000     21-OCT-98    23-OCT-98
                    200         172.0000     21-OCT-98    23-OCT-98
                    200         171.5000     22-OCT-98    26-OCT-98
       100                      170.0000     22-OCT-98    26-OCT-98
                    500         167.0000     22-OCT-98    26-OCT-98
                    100         169.0000     22-OCT-98    26-OCT-98
                    300         167.5000     22-OCT-98    26-OCT-98
                    150         171.5000     22-OCT-98    26-OCT-98
        50                      167.5000     22-OCT-98    26-OCT-98
                    500         172.0000     22-OCT-98    26-OCT-98
                    500         168.0000     22-OCT-98    26-OCT-98
                    200         169.0000     22-OCT-98    26-OCT-98
                 10,000         169.3000     22-OCT-98    26-OCT-98
                     35         171.5000     22-OCT-98    26-OCT-98
       200                      169.5000     22-OCT-98    26-OCT-98
    10,000                      168.2905     22-OCT-98    27-OCT-98
                     15         168.0000     22-OCT-98    26-OCT-98
                    300         171.0000     22-OCT-98    26-OCT-98
     3,000                      169.5000     22-OCT-98    26-OCT-98
                    400         169.0000     22-OCT-98    26-OCT-98
                    300         172.0000     22-OCT-98    26-OCT-98
                    300         172.0000     22-OCT-98    26-OCT-98
       300                      170.0000     22-OCT-98    26-OCT-98
                  3,000         169.5000     22-OCT-98    26-OCT-98
                    300         170.0000     22-OCT-98    26-OCT-98
                    600         170.0000     22-OCT-98    26-OCT-98
                    600         168.0000     23-OCT-98    27-OCT-98
                 13,000         168.5000     23-OCT-98    27-OCT-98
     1,000                      167.0000     23-OCT-98    27-OCT-98
                    330         169.0000     23-OCT-98    27-OCT-98
       300                      166.0000     23-OCT-98    27-OCT-98
                     50         169.0000     23-OCT-98    27-OCT-98
     1,000                      166.0000     23-OCT-98    27-OCT-98
                    150         169.5000     23-OCT-98    27-OCT-98
     1,500                      166.0000     23-OCT-98    27-OCT-98
                    200         170.0000     23-OCT-98    27-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
     1,000                      166.0000     23-OCT-98    27-OCT-98
       100                      168.0000     23-OCT-98    27-OCT-98
                    500         166.5000     23-OCT-98    27-OCT-98
       100                      166.0000     23-OCT-98    27-OCT-98
                    200         170.0000     23-OCT-98    27-OCT-98
       600                      171.6560     26-OCT-98    29-OCT-98
     4,000                      170.0000     26-OCT-98    28-OCT-98
        81                      172.0000     26-OCT-98    28-OCT-98
       500                      171.0000     26-OCT-98    28-OCT-98
     3,500                      171.3500     26-OCT-98    29-OCT-98
                    771         172.0000     26-OCT-98    28-OCT-98
                     50         172.0000     26-OCT-98    28-OCT-98
                    100         172.0000     26-OCT-98    28-OCT-98
                    850         171.0000     26-OCT-98    28-OCT-98
                     50         171.0000     26-OCT-98    28-OCT-98
                  1,000         171.0000     26-OCT-98    28-OCT-98
                    500         171.8000     26-OCT-98    28-OCT-98
                  4,000         171.4300     26-OCT-98    28-OCT-98
                  1,500         173.0000     26-OCT-98    28-OCT-98
                    100         171.0000     26-OCT-98    28-OCT-98
                     79         172.0000     26-OCT-98    28-OCT-98
                     50         171.0000     26-OCT-98    28-OCT-98
                    980         173.0000     26-OCT-98    28-OCT-98
        50                      173.5000     27-OCT-98    29-OCT-98
       469                      175.0000     27-OCT-98    29-OCT-98
       200                      172.2600     27-OCT-98    30-OCT-98
        70                      172.8000     27-OCT-98    29-OCT-98
       100                      173.0000     27-OCT-98    29-OCT-98
     2,000                      173.0000     27-OCT-98    29-OCT-98
       400                      174.0000     27-OCT-98    29-OCT-98
        80                      173.0000     27-OCT-98    29-OCT-98
                    600         173.0000     28-OCT-98    30-OCT-98
                  1,400         173.5000     28-OCT-98    30-OCT-98
                    500         175.0000     28-OCT-98    30-OCT-98
                  1,900         173.5000     28-OCT-98    30-OCT-98
                     50         175.0000     28-OCT-98    30-OCT-98
                    100         175.0000     28-OCT-98    30-OCT-98
     5,440                      172.6977     28-OCT-98     2-NOV-98
                     60         173.0000     28-OCT-98    30-OCT-98
                    900         173.0000     28-OCT-98    30-OCT-98
                    500         175.0000     29-OCT-98     2-NOV-98
                    200         175.0000     29-OCT-98     2-NOV-98
                    600         173.0000     29-OCT-98     2-NOV-98
                    500         175.0000     29-OCT-98     2-NOV-98
                    500         174.0000     29-OCT-98     2-NOV-98
                    100         174.0000     29-OCT-98     2-NOV-98
                  1,100         174.0000     29-OCT-98     2-NOV-98
                  1,000         176.0000     30-OCT-98     3-NOV-98
                    210         176.5000     30-OCT-98     3-NOV-98
                    100         168.7950      7-OCT-98    12-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
     3,000                      180.6840      7-OCT-98    12-OCT-98
                  2,000         183.2640      7-OCT-98    12-OCT-98
     1,300                      179.5500      7-OCT-98    12-OCT-98
     7,000                      175.4200      7-OCT-98     9-OCT-98
                    200         179.9070      7-OCT-98    12-OCT-98
     4,300                      179.5500      7-OCT-98    12-OCT-98
       500                      169.5070      7-OCT-98    12-OCT-98
       300                      171.8963      7-OCT-98    12-OCT-98
                  7,000         175.4200      7-OCT-98     9-OCT-98
       500                      169.7790      7-OCT-98    12-OCT-98
     2,200                      174.3400      7-OCT-98    12-OCT-98
       500                      169.7790      7-OCT-98    12-OCT-98
                  1,000         169.7790      7-OCT-98    12-OCT-98
     5,000                      170.6460      7-OCT-98    12-OCT-98
       150                      171.8963      7-OCT-98    12-OCT-98
                    500         179.4600      7-OCT-98    12-OCT-98
                  2,200         174.3400      7-OCT-98    12-OCT-98
     4,000                      172.6765      7-OCT-98    12-OCT-98
                  5,000         176.4200      7-OCT-98     9-OCT-98
       500                      179.4600      7-OCT-98    12-OCT-98
     5,000                      176.4200      7-OCT-98     9-OCT-98
    30,000                      177.9400      7-OCT-98     9-OCT-98
       100                      168.7950      7-OCT-98    12-OCT-98
       100                      179.9070      7-OCT-98    12-OCT-98
       100                      179.5500      7-OCT-98    12-OCT-98
                  4,000         172.6765      7-OCT-98    12-OCT-98
                  2,500         170.3094      7-OCT-98    12-OCT-98
        50                      171.8963      7-OCT-98    12-OCT-98
                 30,000         177.9400      7-OCT-98     9-OCT-98
     1,100                      179.5500      7-OCT-98    12-OCT-98
                  6,800         179.5500      7-OCT-98    12-OCT-98
       100                      179.9070      7-OCT-98    12-OCT-98
                  8,000         174.4103      7-OCT-98    12-OCT-98
     2,000                      170.5100      7-OCT-98    12-OCT-98
     2,000                      183.2640      7-OCT-98    12-OCT-98
                    500         171.8963      7-OCT-98    12-OCT-98
                    100         168.0790      8-OCT-98    13-OCT-98
     1,900                      167.8863      8-OCT-98    13-OCT-98
                    100         168.0790      8-OCT-98    13-OCT-98
     1,000                      171.0710      8-OCT-98    13-OCT-98
                  1,000         171.0710      8-OCT-98    13-OCT-98
                  2,000         170.0085      8-OCT-98    13-OCT-98
       500                      169.6600      8-OCT-98    13-OCT-98
                  1,000         164.5875      8-OCT-98    13-OCT-98
                  1,900         167.8863      8-OCT-98    13-OCT-98
                    500         169.6600      8-OCT-98    13-OCT-98
       100                      168.0790      8-OCT-98    13-OCT-98
    10,000                      168.9200      8-OCT-98    12-OCT-98
                    300         168.0790      8-OCT-98    13-OCT-98
     2,000                      170.0085      8-OCT-98    13-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
     1,000                      164.5875      8-OCT-98    13-OCT-98
       300                      168.0790      8-OCT-98    13-OCT-98
       100                      168.0790      8-OCT-98    13-OCT-98
                 10,000         168.9200      8-OCT-98    12-OCT-98
       800                      161.3800      9-OCT-98    14-OCT-98
                    800         161.3800      9-OCT-98    14-OCT-98
                 15,000         170.4300     12-OCT-98    14-OCT-98
                  2,000         170.0000     12-OCT-98    14-OCT-98
    10,000                      170.4300     12-OCT-98    14-OCT-98
     5,000                      170.4300     12-OCT-98    14-OCT-98
     2,000                      170.0000     12-OCT-98    14-OCT-98
    13,186                      170.0000     13-OCT-98    15-OCT-98
                  5,000         170.5100     13-OCT-98    16-OCT-98
     5,000                      170.5100     13-OCT-98    16-OCT-98
                 13,186         170.0000     13-OCT-98    15-OCT-98
                 13,186         170.0000     13-OCT-98    15-OCT-98
    13,186                      170.0000     13-OCT-98    15-OCT-98
    10,000                      171.4300     16-OCT-98    20-OCT-98
                  7,500         171.4300     16-OCT-98    20-OCT-98
                  2,500         171.4300     16-OCT-98    20-OCT-98
                  2,000         169.4200     20-OCT-98    22-OCT-98
     2,000                      169.4200     20-OCT-98    22-OCT-98
                 19,000         170.0000     26-OCT-98    28-OCT-98
    19,000                      170.0000     26-OCT-98    28-OCT-98
     3,500                      171.3500     26-OCT-98    29-OCT-98
     4,000                      171.4300     26-OCT-98    28-OCT-98
                  3,500         171.3500     26-OCT-98    29-OCT-98
                  4,000         171.4300     26-OCT-98    28-OCT-98
       200                      172.2600     27-OCT-98    30-OCT-98
                    200         172.2600     27-OCT-98    30-OCT-98
    10,000                      180.0000      7-OCT-98     9-OCT-98
       500                      179.4600      7-OCT-98    12-OCT-98
       500                      181.0000      7-OCT-98     9-OCT-98
       500                      177.0000      7-OCT-98     9-OCT-98
                    400         179.0000      7-OCT-98     9-OCT-98
     2,000                      184.0195      7-OCT-98    12-OCT-98
                  9,184         175.5000      7-OCT-98     9-OCT-98
     5,000                      179.4600      7-OCT-98    12-OCT-98
                  1,716         180.0000      7-OCT-98     9-OCT-98
                  1,000         177.0000      7-OCT-98     9-OCT-98
     2,000                      183.2640      7-OCT-98    12-OCT-98
                  2,000         180.5400      7-OCT-98    12-OCT-98
    10,000                      180.0000      7-OCT-98     9-OCT-98
     1,284                      186.0000      7-OCT-98     9-OCT-98
                 30,000         177.9400      7-OCT-98     9-OCT-98
     2,000                      175.0000      7-OCT-98     9-OCT-98
     2,200                      174.3400      7-OCT-98    12-OCT-98
                  3,000         180.6840      7-OCT-98    12-OCT-98
                  7,000         175.4200      7-OCT-98     9-OCT-98
                 15,000         182.4000      7-OCT-98     9-OCT-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
     6,500                      181.4233      7-Oct-98    12-Oct-98
                 10,000         180.0000      7-Oct-98     9-Oct-98
     3,000                      185.0000      7-Oct-98     9-Oct-98
    28,316                      180.0000      7-Oct-98     9-Oct-98
                  5,000         176.4200      7-Oct-98     9-Oct-98
     2,000                      186.0000      7-Oct-98     9-Oct-98
                  3,000         184.4600      7-Oct-98    12-Oct-98
     6,800                      179.5500      7-Oct-98    12-Oct-98
     5,000                      175.5000      7-Oct-98     9-Oct-98
                  1,000         180.5400      7-Oct-98    12-Oct-98
     1,000                      189.0000      7-Oct-98     9-Oct-98
                  1,000         180.0000      7-Oct-98     9-Oct-98
                  5,000         177.7316      7-Oct-98     9-Oct-98
     5,500                      177.0000      7-Oct-98     9-Oct-98
                 10,000         180.0000      7-Oct-98     9-Oct-98
       400                      182.0000      7-Oct-98     9-Oct-98
     3,800                      186.0000      7-Oct-98     9-Oct-98
     5,000                      184.5375      7-Oct-98    12-Oct-98
       300                      174.3000      7-Oct-98    12-Oct-98
                  3,000         187.0000      7-Oct-98     9-Oct-98
     1,000                      184.0000      7-Oct-98     9-Oct-98
     1,000                      177.0000      7-Oct-98     9-Oct-98
       500                      181.3812      7-Oct-98    12-Oct-98
     1,000                      169.8521      7-Oct-98    12-Oct-98
       200                      179.9070      7-Oct-98    12-Oct-98
     1,000                      165.0000      8-Oct-98    12-Oct-98
                  5,000         161.0000      8-Oct-98    12-Oct-98
     4,000                      160.0000      8-Oct-98    12-Oct-98
                  2,000         170.0000     12-Oct-98    14-Oct-98
    10,000                      170.0000     12-Oct-98    14-Oct-98
       800                      170.0000     12-Oct-98    14-Oct-98
     2,000                      170.0000     12-Oct-98    14-Oct-98
                    800         170.0000     12-Oct-98    14-Oct-98
                 10,000         170.4300     12-Oct-98    14-Oct-98
                 13,186         170.0000     13-Oct-98    15-Oct-98
                 13,186         170.0000     13-Oct-98    15-Oct-98
     5,000                      170.0000     13-Oct-98    15-Oct-98
    26,372                      170.0000     13-Oct-98    15-Oct-98
                  5,000         170.5100     13-Oct-98    16-Oct-98
       500                      170.0000     16-Oct-98    20-Oct-98
     1,000                      166.0000     16-Oct-98    20-Oct-98
     3,000                      166.0000     16-Oct-98    20-Oct-98
                  5,000         166.0000     16-Oct-98    20-Oct-98
       500                      170.0000     16-Oct-98    20-Oct-98
                    500         172.0000     26-Oct-98    28-Oct-98
    23,000                      170.0000     26-Oct-98    28-Oct-98
                 19,000         170.0000     26-Oct-98    28-Oct-98
       500                      170.0000     26-Oct-98    28-Oct-98
                  4,000         170.0000     26-Oct-98    28-Oct-98
        60                      173.0000     28-Oct-98    30-Oct-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
                      60         173.0000     28-Oct-98    30-Oct-98
                   3,700         175.2066      7-Oct-98    12-Oct-98
     13,700                      175.2066      7-Oct-98    12-Oct-98
      5,000                      177.7316      7-Oct-98     9-Oct-98
                   1,000         169.8521      7-Oct-98    12-Oct-98
      3,000                      184.4600      7-Oct-98    12-Oct-98
                     200         168.8950      7-Oct-98    12-Oct-98
                   5,000         184.5375      7-Oct-98    12-Oct-98
                   5,000         179.4600      7-Oct-98    12-Oct-98
                   1,700         175.2066      7-Oct-98    12-Oct-98
                   3,000         184.4600      7-Oct-98    12-Oct-98
                   7,000         172.8900      7-Oct-98     9-Oct-98
                     500         181.3812      7-Oct-98    12-Oct-98
      7,000                      172.8900      7-Oct-98     9-Oct-98
      1,000                      169.8521      7-Oct-98    12-Oct-98
      2,000                      180.5400      7-Oct-98    12-Oct-98
      2,000                      184.0195      7-Oct-98    12-Oct-98
      5,000                      184.5375      7-Oct-98    12-Oct-98
        200                      168.8950      7-Oct-98    12-Oct-98
      6,500                      181.4233      7-Oct-98    12-Oct-98
                   2,000         180.5400      7-Oct-98    12-Oct-98
                   1,000         180.5400      7-Oct-98    12-Oct-98
                   6,500         181.4233      7-Oct-98    12-Oct-98
                   2,000         184.0195      7-Oct-98    12-Oct-98
                   7,700         175.2066      7-Oct-98    12-Oct-98
                     300         174.3000      7-Oct-98    12-Oct-98
        500                      181.3812      7-Oct-98    12-Oct-98
      5,000                      179.4600      7-Oct-98    12-Oct-98
      1,000                      180.5400      7-Oct-98    12-Oct-98
                     600         175.2066      7-Oct-98    12-Oct-98
                   5,000         177.7316      7-Oct-98     9-Oct-98
        300                      174.3000      7-Oct-98    12-Oct-98
      2,300                      161.4025      8-Oct-98    12-Oct-98
      9,300                      167.4960      8-Oct-98    13-Oct-98
                   9,300         167.4960      8-Oct-98    13-Oct-98
                   2,300         161.4025      8-Oct-98    12-Oct-98
        200                      167.5800      8-Oct-98    13-Oct-98
                     200         167.5800      8-Oct-98    13-Oct-98
                   1,500         162.0125      9-Oct-98    14-Oct-98
      1,500                      162.0125      9-Oct-98    14-Oct-98
        200                      169.4220     13-Oct-98    16-Oct-98
                     200         169.4220     13-Oct-98    16-Oct-98
                   3,500         169.1500     19-Oct-98    22-Oct-98
      3,500                      169.1500     19-Oct-98    22-Oct-98
                   4,000         173.5792     21-Oct-98    26-Oct-98
      4,000                      173.5792     21-Oct-98    26-Oct-98
     10,000                      168.2905     22-Oct-98    27-Oct-98
                  10,000         168.2905     22-Oct-98    27-Oct-98
        600                      171.6560     26-Oct-98    29-Oct-98
                     600         171.6560     26-Oct-98    29-Oct-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
                  5,440         172.6977     28-Oct-98     2-Nov-98
     5,440                      172.6977     28-Oct-98     2-Nov-98
    15,840                      170.0000      7-Oct-98     9-Oct-98
    15,000                      182.4000      7-Oct-98     9-Oct-98
                 13,700         175.2066      7-Oct-98    12-Oct-98
     8,000                      171.0000      7-Oct-98     9-Oct-98
                  3,800         186.0000      7-Oct-98     9-Oct-98
     1,000                      170.5000      7-Oct-98     9-Oct-98
     3,600                      171.7600      7-Oct-98     9-Oct-98
    10,800                      173.0000      7-Oct-98     9-Oct-98
                 28,316         180.0000      7-Oct-98     9-Oct-98
                    200         177.5000      7-Oct-98     9-Oct-98
     2,400                      172.0000      7-Oct-98     9-Oct-98
     2,500                      170.0000      7-Oct-98     9-Oct-98
     2,300                      183.0000      7-Oct-98     9-Oct-98
     2,000                      171.2000      7-Oct-98     9-Oct-98
                    500         169.5070      7-Oct-98    12-Oct-98
       100                      168.7950      7-Oct-98    12-Oct-98
     3,700                      170.5000      7-Oct-98     9-Oct-98
     9,184                      175.5000      7-Oct-98     9-Oct-98
       500                      171.8963      7-Oct-98    12-Oct-98
                  4,000         172.6765      7-Oct-98    12-Oct-98
       200                      168.8950      7-Oct-98    12-Oct-98
                  1,284         186.0000      7-Oct-98     9-Oct-98
                 20,000         182.8600      7-Oct-98     9-Oct-98
                    200         172.0000      7-Oct-98     9-Oct-98
                    500         177.0000      7-Oct-98     9-Oct-98
                    400         183.0000      7-Oct-98     9-Oct-98
                  7,000         175.0000      7-Oct-98     9-Oct-98
                  1,000         189.0000      7-Oct-98     9-Oct-98
     2,200                      173.0000      7-Oct-98     9-Oct-98
                  2,000         186.0000      7-Oct-98     9-Oct-98
       500                      174.0000      7-Oct-98     9-Oct-98
       800                      174.5000      7-Oct-98     9-Oct-98
                    440         177.0000      7-Oct-98     9-Oct-98
                  1,000         189.0000      7-Oct-98     9-Oct-98
       200                      172.5000      7-Oct-98     9-Oct-98
                  1,500         188.0000      7-Oct-98     9-Oct-98
     2,000                      170.0000      7-Oct-98     9-Oct-98
     1,400                      169.0000      7-Oct-98     9-Oct-98
       684                      171.2000      7-Oct-98     9-Oct-98
       500                      172.0000      7-Oct-98     9-Oct-98
                    500         187.0000      7-Oct-98     9-Oct-98
       500                      171.2000      7-Oct-98     9-Oct-98
       432                      171.2000      7-Oct-98     9-Oct-98
                    100         171.5000     21-Oct-98    23-Oct-98
       100                      171.5000     21-Oct-98    23-Oct-98
     3,500                      170.0000      6-Oct-98     9-Oct-98
                  3,500         169.1500     19-Oct-98    22-Oct-98
     6,500                      170.0000      6-Oct-98     9-Oct-98

     PURCHASES    SALES         PRICE       TRADE DATE    SETTLEMENT DATE
--------------------------------------------------------------------------------
                  6,500         181.4233      7-Oct-98    12-Oct-98
     2,000                      170.0000      6-Oct-98     9-Oct-98
                  2,000         184.0195      7-Oct-98    12-Oct-98
       500                      170.0000      6-Oct-98     9-Oct-98
                    500         181.3812      7-Oct-98    12-Oct-98
     1,000                      171.0710      8-Oct-98    13-Oct-98
       400                      170.0000      6-Oct-98     9-Oct-98
       200                      170.0000      6-Oct-98     9-Oct-98